UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☒	Soliciting Material under Rule 14a-12

PRIMO WATER CORPORATION
(Name of registrant as specified in its charter)
(Name of person(s) filing proxy statement, if other than the registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Press Release
PRIMO WATER AND BLUETRITON AGREE TO MERGE, CREATING A LEADING NORTH AMERICAN PURE-PLAY HEALTHY HYDRATION COMPANY

Transformative all-stock transaction expected to present an estimated $200 million in run-rate cost synergies

Combined company expected to have significant financial and operating leverage with $6.5 billion in Net Revenue and $1.5 billion in Adjusted EBITDA1, including estimated synergies, for the twelve-month period ended March 31, 2024

Increased presence, leading portfolio of iconic brands, diversified product offerings and enhanced distribution capabilities position the combined company for sustained long-term growth

Primo Water intends to pay a special dividend of up to $133 million ($0.82/share)2 to its shareholders prior to closing

TAMPA, FL. and STAMFORD, CT., June 17, 2024 – Primo Water Corporation (NYSE: PRMW) (TSX: PRMW) (“Primo Water”) and an affiliate of BlueTriton Brands, Inc. (“BlueTriton”) today announced the entry into a definitive agreement to create a leading North American pure-play healthy hydration company in an all-stock transaction (the “Transaction”) that was unanimously approved by their respective Boards of Directors. Upon closing of the Transaction, Primo Water shareholders and holders of incentive equity are expected to own 43% of the fully diluted shares of the combined company (“NewCo”), and BlueTriton shareholders are expected to own 57% of the fully diluted shares of NewCo.

The Transaction offers a compelling strategic rationale and combines the complementary strengths of Primo Water and BlueTriton, creating a North American leader in pure-play healthy hydration with diversified offerings across products, formats, channels and consumer occasions. The combined company will have significant financial and operating presence with combined Net Revenue and Adjusted EBITDA1, inclusive of $200 million in estimated cost synergies, of $6.5 billion and $1.5 billion, respectively, for the twelve month period ended March 31, 2024.

1 Adjusted EBITDA is defined as EBITDA adjusted for one-time and non-cash items including, but not limited to, acquisition and integration costs, share-based compensation costs, COVID-19 costs, impairment charges, foreign exchange and other losses, net, loss on disposal of property, plant and equipment, net, loss on extinguishment of long-term debt, (gain) loss on sale of business, (gain) loss on sale of property, and other adjustments, net. This is a non-GAAP financial measure. Combined financial information included in this press release is for illustrative purposes only and does not purport to be in compliance with Article 11 of Regulation S-X of the rules and regulations of the SEC. Refer to the “Financial Data and Non-GAAP Measures” section of this press release and attached exhibit for additional information and reconciliations.
2 Special dividend per share calculated using fully diluted shares outstanding as of June 14, 2024. Exact treatment to be determined.

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NewCo is expected to be dual headquartered in Tampa, Florida and Stamford, Connecticut. Dean Metropoulos, the current Chairman of the Board of BlueTriton, will serve as Non-Executive Chairman of the Board of the combined company. Upon close, Robbert Rietbroek, the current Chief Executive Officer of Primo Water, will serve as Chief Executive Officer, David Hass, the current Chief Financial Officer of Primo Water, will serve as Chief Financial Officer, and Rob Austin, the current Chief Operating Officer of BlueTriton, will serve as Chief Operating Officer.

Primo Water is a leading North America-focused, branded pure-play water solutions company with a broad portfolio of sustainable hydration brands operating primarily in the large format water category. Primo Water’s water solutions expand consumer access to purified and spring water to promote a healthier, more sustainable lifestyle. Primo Water’s brands include Primo Water®, Mountain Valley®, Crystal Springs®, Sparkletts® and Alhambra®, amongst others. Primo Water’s Net Revenue from continuing operations grew from $1.4 billion in 20213 to $1.8 billion during the twelve-month period ended March 31, 2024, a compounded annual growth rate of 11%. Adjusted EBITDA1 grew from $304 million to $399 million over that same period, a compounded annual growth rate of 13%.

BlueTriton is a North American beverage company with a portfolio of iconic national and regional water brands, including Poland Spring®, Deer Park®, Ozarka®, Ice Mountain®, Zephyrhills®, Arrowhead®, Saratoga® and Pure Life®. Through its ReadyRefresh® business in the United States, BlueTriton also serves the home and office beverage delivery segment with a portfolio of water brands. BlueTriton was acquired in February 2021 by an affiliate of One Rock Capital Partners (“One Rock”), in partnership with Metropoulos & Co. Since the acquisition, BlueTriton’s Net Revenue grew from $3.9 billion in 2021 to $4.7 billion during the twelve-month period ended March 31, 2024, a compounded annual growth rate of 9%. Adjusted EBITDA1 grew from $531 million to $857 million over that same period, a compounded annual growth rate of 24%.

1 Adjusted EBITDA is defined as EBITDA adjusted for one-time and non-cash items. This is a non-GAAP financial measure. Combined financial information included in this press release is for illustrative purposes only and does not purport to be in compliance with Article 11 of Regulation S-X of the rules and regulations of the SEC. Refer to the “Financial Data and Non-GAAP Measures” section of this press release and attached exhibit for additional information and reconciliations.
3 Excludes exited North American small-format retail and Russia businesses.

Press Release
Robbert Rietbroek, Chief Executive Officer of Primo Water, said, “We are excited to combine Primo Water with BlueTriton to create a leading North American pure-play healthy hydration company. The Transaction is expected to deliver significant value to our shareholders along with the opportunity to participate in the long-term upside potential of the combined company, which will build upon and complement our existing healthy hydration platform. The combined company will benefit from a diversified portfolio of iconic brands, a national footprint and the strength of the combined delivery platform to better serve customers anywhere and anyway they hydrate. Under the stewardship of One Rock and Metropoulos & Co., BlueTriton delivered net revenue growth and increased profitability for both its retail brands and ReadyRefresh.”

Joey Bergstein, Chief Executive Officer of BlueTriton, said, “The combination of BlueTriton and Primo Water enables our iconic, trusted brands, many with over 100 years of rich heritage, to further expand distribution and reach a broader base of customers with healthy hydration solutions. With greater presence, we also believe that we will have greater ability to positively impact our communities, invest in water stewardship, and bring circular packaging and refillable options to more people in more places. Thanks to the hard work and dedication of our team, our business has experienced strong momentum leading us to this exciting combination and a bright future with many opportunities for continued growth. I look forward to working together with the Primo Water team to make this Transaction a success for all of our stakeholders.”

Dean Metropoulos, incoming Chairman of NewCo, said, “Today’s announcement marks an important milestone for the North American beverage category with the creation of a new, leading healthy hydration platform. The increased presence, diversified product portfolio, focus on free cash flow generation, strong balance sheet and estimated cost synergies provide the foundation for long-term value creation for our shareholders.”

Compelling Strategic Rationale

The Transaction will bring together Primo Water and BlueTriton’s complementary strengths, creating a leader in North American pure-play healthy hydration with combined Net Revenue and Adjusted EBITDA1, including $200 million in estimated cost synergies of $6.5 billion and $1.5 billion, respectively, for the twelve month period ended March 31, 2024. One-time costs associated in the capture of the $200 million synergies opportunity are estimated to be approximately $115 million.

1 Adjusted EBITDA is defined as EBITDA adjusted for one-time and non-cash items. This is a non-GAAP financial measure. Combined financial information included in this press release is for illustrative purposes only and does not purport to be in compliance with Article 11 of Regulation S-X of the rules and regulations of the SEC. Refer to the “Financial Data and Non-GAAP Measures” section of this press release and attached exhibit for additional information and reconciliations.

Press Release
The combined company will benefit from a diversified portfolio of iconic brands to provide high-quality service to consumers across product formats, channels, price points and usage occasions. It will have a leading healthy hydration brand portfolio complemented by the convenience of a sustainable delivery platform with extensive reach to serve millions of customers, leveraging technology to enhance customer experience, route design and continued carbon footprint reduction.

The Transaction is expected to present an estimated run-rate cost synergies opportunity of approximately $200 million, which the companies estimate will be fully realized within 3 years following the closing of the Transaction.

The combined company generated over $565 million in combined Adjusted Free Cash Flow4 for the twelve month period ended March 31, 2024 and is targeting combined normalized capital expenditures5 as a percent of net revenue to be approximately 4.0%-5.0% going forward.

The Transaction was structured to allow NewCo to keep both Primo Water and BlueTriton’s bonds and term loans in place, if the parties desire to do so. At closing, combined net leverage is expected to be approximately 3.0x, inclusive of estimated run-rate cost synergies, assuming that closing occurs during the first half of 2025 and that the existing indebtedness of Primo Water and BlueTriton remain outstanding. The combined company is targeting deleveraging to Net Debt/Adjusted EBITDA6 of 2.0x – 2.5x in the medium-term following the closing of the Transaction.

4 Adjusted Free Cash Flow is defined as net cash provided by operating activities less Capex adjusted for one-time items such as acquisition and integration cash costs, cash taxes on property sales, tariff refunds, and others. This is a non-GAAP financial measure. Combined financial information included in this press release is for illustrative purposes only and does not purport to be in compliance with Article 11 of Regulation S-X of the rules and regulations of the SEC. Refer to the “Financial Data and Non-GAAP Measures” section of this press release and the attached exhibit for additional information and reconciliations.
5 Normalized capital expenditure target is a management estimate based on review of historical and anticipated capital expenditures, excluding Primo Water strategic capital expenditures that are expected to be completed by the end of FY2024 and other one-time expenditures.
6 Net debt is defined as total debt less cash and cash equivalents. Net Debt and Net Debt/Adjusted EBITDA are non-GAAP financial measures. Combined financial information included in this press release is for illustrative purposes only and does not purport to be in compliance with Article 11 of Regulation S-X of the rules and regulations of the SEC. Refer to “Financial Data and Non-GAAP Measures” section of this press release and the attached exhibit for additional information and reconciliations.

Press Release
NewCo currently anticipates maintaining Primo Water’s current annualized dividend of $0.36 per share. The long-term dividend policy of the combined company will be determined and communicated post-closing.

Transaction Details

Under the terms of the agreement, Primo Water and BlueTriton shareholders will exchange their respective shares into shares of a new holding company. Upon closing of the Transaction, Primo Water shareholders and holders of incentive equity are expected to own 43% of the fully diluted shares of NewCo, and BlueTriton shareholders are expected to own 57% of the fully diluted shares of NewCo; the portion of shares of NewCo in excess of 49% that are held by any individual or group of former BlueTriton shareholders would be in the form of a separate class of common stock that is non-voting as to the election of directors of NewCo. The combined company is expected to continue to be listed on the NYSE, subject to approval of such listing by the NYSE.  Upon closing of the Transaction, the common shares of Primo Water, as a wholly owned subsidiary of NewCo, will no longer be listed on any public market.

Under the terms of the definitive agreement, the Transaction will be effected by way of a court-approved plan of arrangement involving Primo Water under the Business Corporations Act (Ontario) and a merger involving BlueTriton under the laws of Delaware.

The Transaction is subject to approval by Primo Water’s shareholders, as well as the satisfaction of customary closing conditions, including expiration of the waiting period under the HSR Act, receipt of other regulatory approvals and court approval of the arrangement of Primo Water. The Transaction is expected to close in the first half of 2025.

The directors and executive officers of Primo Water, holding an aggregate of approximately 2.1% of the outstanding common shares of Primo Water, have each entered into support and voting agreements to vote their shares in favor of the arrangement of Primo Water.

The definitive agreement permits Primo Water to continue to pay its regular quarterly dividend to shareholders and to pay a special dividend to its shareholders in an aggregate amount of up to $133 million, or $0.82/share2. Primo Water intends to pay the special dividend following board approval and setting of the record date and payment date prior to closing of the Transaction.

2 Special dividend per share calculated using fully diluted shares outstanding as of June 14, 2024. Exact treatment to be determined.

Press Release
A copy of the arrangement agreement and plan of merger will be filed with the U.S. Securities and Exchange Commission (the “SEC”) and on Primo Water’s SEDAR+ profile and will be available for viewing at www.sec.gov and www.sedarplus.ca.

Governance

The combined company is expected to initially have a 15-person Board of Directors, 7 members of which will be initially appointed by Primo Water, 7 members of which will be initially appointed by BlueTriton and 1 member of which will be mutually agreed.

ADVISORS

Bank of America Securities acted as exclusive financial advisor and Faegre Drinker Biddle & Reath LLP, Goodmans LLP, and Kirkland & Ellis LLP served as legal advisors to Primo Water in the Transaction. BMO Capital Markets Corp. was also financial advisor to Primo Water’s Board of Directors in connection with the Transaction.

Morgan Stanley & Co. LLC and Deutsche Bank Securities Inc. acted as financial advisors and Latham & Watkins LLP and Stikeman Elliott LLP served as legal advisors to BlueTriton.

CONFERENCE CALL DETAILS

Primo Water and BlueTriton will host a joint conference call to discuss the Transaction, to be simultaneously webcast, today, June 17, 2024, at 8:00 a.m. Eastern Time. Participants will include Dean Metropoulos, incoming Chairman of the Board of NewCo, Robbert Rietbroek, incoming CEO of NewCo, and David Hass, incoming CFO of NewCo.

A question-and-answer session will follow management’s presentation. To participate, please call the following numbers:

North America: 1-888-644-6392
International: 1-416-764-8659
Conference ID: 68576339
This is a live, listen-only dial-in telephone line.

Press Release
A slide presentation and live audio webcast will be available through Primo Water’s website at www.primowatercorp.com. The conference call will be recorded and archived for playback on the investor relations section of the website.

ABOUT PRIMO WATER CORPORATION

Primo Water is a leading North America-focused pure-play water solutions provider that operates largely under a recurring revenue model in the large format water category. Primo Water’s revenue model includes its industry leading line-up of innovative water dispensers, which are sold through approximately 11,200 retail locations and online at various price points. The dispensers help increase household and business penetration which drives recurring purchases of Primo Water’s water solutions, which includes Water Direct, Water Exchange, and Water Refill. Through its Water Direct business, Primo Water delivers sustainable hydration solutions direct to customers, whether at home or to businesses. Through its Water Exchange business, customers visit retail locations and purchase a pre-filled bottle of water. Once consumed, empty bottles can be exchanged at our recycling center displays, which provide a ticket that offers a discount toward the purchase of a new bottle. Water Exchange is available in approximately 17,500 retail locations. Through its Water Refill business, customers have the option to refill empty bottles at approximately 23,500 self-service refill drinking water stations. Primo Water also offers water filtration units across North America.

Primo Water’s water solutions expand consumer access to purified and spring water to promote a healthier, more sustainable lifestyle while simultaneously reducing plastic waste and pollution. Primo Water is committed to its water stewardship standards and is proud to partner with the International Bottled Water Association (IBWA) in North America which ensures strict adherence to safety, quality, sanitation and regulatory standards for the benefit of consumer protection.

Primo Water is headquartered in Tampa, Florida. For more information, visit www.primowatercorp.com.

Press Release
ABOUT BLUETRITON

BlueTriton Brands, Inc. is a water and beverage company in North America that produces and distributes a portfolio of brands of spring water, purified water, and other beverages, which include Poland Spring®, Deer Park®, Ozarka®, Ice Mountain®, Zephyrhills®, Arrowhead®, Origin™, Saratoga®, AC+ION®, Pure Life®, B’EAU®, and Splash Refresher™.

BlueTriton also owns and operates ReadyRefresh®, a reuse and refill platform for home and office beverage delivery in the United States, providing access to a broad portfolio of water and beverage products, the majority of which are sold in reusable, multi-serve bottles. As one of the leaders in home delivery and reusable packaging, the company strives to save customers time by conveniently and more sustainably delivering products to their door. ReadyRefresh is proud of its role in helping reduce waste by delivering healthy hydration to our neighbors, businesses, and communities in 3- and 5-gallon reusable bottles, which are collected, sanitized, and refilled.

Headquartered in Stamford, Connecticut, BlueTriton is a privately held company with operations and distribution primarily in the United States and Canada, employing more than 7,000 employees. BlueTriton manages water resources for long-term sustainability and helps protect more than 20,000 acres of watershed area owned by the company from harm and destruction. The company sources from 56 springs and has 30 production facilities across North America, with some verified to the Alliance for Water Stewardship (“AWS”) Standard. BlueTriton is a Water Champion with The Water Council and has committed to be verified under their WAVE program.

Cautionary Note Regarding Forward-Looking Information

This press release contains forward-looking statements and forward-looking information within the meaning of applicable securities legislation, including Section 27A of the U.S. Securities Act of 1933 and Section 21E of the U.S. Securities Exchange Act of 1934 conveying management’s expectations as to the future based on plans, estimates and projections at the time of such statements. Forward-looking statements involve inherent risks and uncertainties and several important factors could cause actual results to differ materially from those contained in any such forward-looking statement. You can identify forward-looking statements by words such as “may,” “will,” “would,” “should,” “could,” “expect,” “aim,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “predict,” “project,” “seek,” “potential,” “opportunities,” and other similar expressions and the negatives of such expressions.  However, not all forward-looking statements contain these words. The forward-looking statements contained in this press release include, but are not limited to, statements regarding the estimated or anticipated future results of the combined company following the Transaction, the anticipated benefits and strategic rationale of the Transaction, including estimated synergies and capital expenditure rates, forecast performance metrics of the combined company, the ability of Primo Water and BlueTriton to complete the Transaction on the terms described herein, or at all, the expected timing of completion of the Transaction, receipt of regulatory, court and stock exchange approvals, and other statements that are not historical facts. The forward-looking statements are based on Primo Water and BlueTriton’s current expectations, plans and estimates. Primo Water and BlueTriton believe these assumptions to be reasonable, but there is no assurance that they will prove to be accurate.

Press Release
Factors that could cause actual results to differ materially from those described in this press release include, among others: (i) the ability of the parties to successfully complete the Transaction on anticipated terms and timing, including obtaining required shareholder and regulatory approvals and the satisfaction of other conditions to the completion of the Transaction, (ii) risks relating to the integration of Primo Water and BlueTriton’s operations, products and employees into the combined company and the possibility that the estimated synergies and other benefits of the Transaction will not be realized or will not be realized within the expected timeframe, (iii) risks relating to the businesses of Primo Water and BlueTriton and the industries in which they operate and the combined company will operate following the Transaction, (iv) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the Transaction, (v) risks related to disruption of management’s time from ongoing business operations due to the Transaction, (vi) the risk of any litigation relating to the Transaction, and (vii) the risk that the Transaction and its announcement could have an adverse effect on the ability of Primo Water and BlueTriton to retain and hire key personnel.

The foregoing list of factors is not exhaustive. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. Primo Water and BlueTriton do not undertake to update or revise any of these statements considering new information or future events, except as expressly required by applicable law.

Financial Data and Non-GAAP Measures

Any combined financial information included in this press release is for illustrative purposes only and does not purport to be in compliance with Article 11 of Regulation S-X of the rules and regulations of the SEC, and does not purport to project the combined company’s financial results or results of operations for any future period. Rather, such information is a simple summation of the financial results of Primo Water and BlueTriton. Such results may not be comparable and pro forma information under Article 11 may be materially different.

Press Release
This press release contains certain non-GAAP financial measures and ratios, including Adjusted EBITDA, Adjusted Free Cash Flow, Net Debt/Adjusted EBITDA and financial information presented on a last 12 months basis, which are not recognized by U.S. generally accepted accounting practices (“GAAP”) and do not have a standardized meaning under GAAP. Management of Primo Water and BlueTriton use Adjusted EBITDA and Net Debt/Adjusted EBITDA to separate the impact of certain items from the underlying business. Because each of Primo Water and BlueTriton uses these adjusted financial results in the management of its business, each management believes this supplemental information is useful to investors for their independent evaluation and understanding of such company’s underlying business performance, ability to meet future financial obligations and the performance of its management.

Additionally, the reporting of net cash provided by (used in) operating activities from continuing operations determined in accordance with GAAP is supplemented by excluding certain items identified on the exhibits hereto to present Adjusted Free Cash Flow, which Primo Water and BlueTriton management believes provides useful information to investors in assessing each company’s performance, comparing its performance to the performance of its peers and assessing each company’s ability to service debt and finance strategic opportunities, which include investing in the company’s business, making strategic acquisitions, paying dividends, and strengthening the balance sheet.

With respect to the expectations of future performance, reconciliations of target net leverage ratios and normalized capital expenditure rates are not available, as the Company is unable to quantify certain amounts to the degree of precision that would be required in the relevant GAAP measures without unreasonable effort. These items include restructuring costs and debt extinguishment costs and other items and the income tax effects of these items and/or other income tax-related events.

The non-GAAP financial measures described above are in addition to, and not meant to be considered superior to, or a substitute for, Primo Water or BlueTriton’s financial statements prepared in accordance with GAAP. In addition, the non-GAAP financial measures and ratios included in this press release reflect management’s judgment of particular items, and may be different from, and therefore may not be comparable to, similarly titled measures reported by other companies.

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Non-Solicitation

This communication is not intended to, and does not, constitute a proxy statement or solicitation of a proxy, consent, vote or authorization with respect to any securities or in respect of the Transaction and shall not constitute an offer to sell or exchange, or a solicitation of an offer to buy or exchange any securities, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act or an exemption therefrom. In Canada, no offering of securities shall be made except by means of a prospectus in accordance with the requirements of applicable Canadian securities laws or an exemption therefrom.

Additional Information and Where to Find It

This press release relates to the proposed Transaction between Primo Water and BlueTriton. In connection with the Transaction, Primo Water will file a management information circular and proxy statement on Schedule 14A containing important information about the Transaction and related matters. Additionally, Primo Water will file other relevant materials in connection with the Transaction with applicable securities regulatory authorities. Investors and security holders of Primo Water are urged to carefully read the entire management information circular and proxy statement (including any amendments or supplements to such documents) when such document becomes available before making any voting decision with respect to the Transaction because they will contain important information about the Transaction and the parties to the Transaction. The Primo Water management information circular and proxy statement will be mailed to Primo Water shareholders, as well as be accessible on the EDGAR and SEDAR+ profile of Primo Water. Investors and security holders of Primo Water will be able to obtain a free copy of the management information circular and proxy statement, as well as other relevant filings containing information about Primo Water and the Transaction, including materials that will be incorporated by reference into the management information circular and proxy statement, without charge, at the SEC website (www.sec.gov), the SEDAR+ website (www.sedarplus.ca) or from Primo Water’s investor relations website (www.primowatercorp.com/investors/).

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Participants In Solicitation

Primo Water and BlueTriton and their respective directors, executive officers and other members of management and certain employees may be deemed to be participants in the solicitation of proxies from Primo Water shareholders in connection with the Transaction. Information regarding Primo Water’s directors and executive officers and their ownership of Primo Water securities is set forth in Primo Water’s filings with the SEC, including its Definitive Proxy Statement on Schedule 14A that was filed with the SEC on March 28, 2024 under the heading “Security Ownership of Directors and Management.”  To the extent such person’s ownership of Primo Water’s securities has changed since the filing of such proxy statement, such changes have been or will be reflected on Statements of Changes in Beneficial Ownership on Form 4 filed with the SEC. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to Primo Water shareholders in connection with the Transaction will be set forth in the Primo Water management information circular and proxy statement for the Transaction, when available. Other information regarding the participants in the Primo Water proxy solicitation and a description of their direct and indirect interests in the Transaction, by security holdings or otherwise, will be contained in such management information circular and proxy statement and other relevant materials to be filed with the SEC in connection with the Transaction. Copies of these documents may be obtained, free of charge, from the SEC or Primo Water as described in the preceding paragraph.

Website: www.primowatercorp.com

CONTACTS:

Primo Water
Investor Relations:
Jon Kathol
Vice President, Investor Relations
(813) 544-8515
investorrelations@primowater.com

BlueTriton Brands
Carrie Ratner
Chief Communications Officer
Carrie.ratner@bluetriton.com

Press Release
Supplementary Information – LTM Combined Net Revenue
(in millions of U.S. dollars)
Unaudited

	Primo Water Corporation				Triton Water Holdings, Inc.				Combined
	For the fiscal year ended December 30, 2023[1]	For the three months ended April 1, 2023[2]	For the three months ended March 30, 2024[2]	Last twelve months March 2024 (LTM Q1 2024)[3]	For the year ended December 31, 2023[4]	For the three months ended March 31, 2023[5]	For the three months ended March 31, 2024[5]	Last twelve months March 2024 (LTM Q1 2024)[3]	Last twelve months March 2024 (LTM Q1 2024)
Revenue, net	$1,771.8	$412.5	$452.0	$1,811.3	$4,698.7	$1,122.1	$1,135.8	$4,712.4	$6,523.7

1 Primo Water Corporation 2023 Form 10-K filed February 28, 2024.
2 Primo Water Corporation Q1 2024 Form 10-Q filed May 9, 2024.
3 LTM calculated as FY 2023 less Q1 2023 plus Q1 2024.
4 Triton Water Holdings, Inc. Consolidated Financial Statements as of and for the years ended December 31, 2023 and 2022 and periods from February 3, 2021 through December 31, 2021 and January 1, 2021 through March 31, 2021.
5 Triton Water Holdings, Inc. Condensed Consolidated Financial Statements for the three months ended March 31, 2024 and 2023.

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Supplementary Information – Non-GAAP – LTM Combined Adj. EBITDA
(in millions of U.S. dollars)
Unaudited

	Primo Water Corporation				Triton Water Holdings, Inc.				Combined
	For the fiscal year ended December 30, 2023[1]	For the three months ended April 1, 2023[2]	For the three months ended March 30, 2024[2]	Last twelve months March 2024 (LTM Q1 2024)[3]	For the year ended December 31, 2023[4]	For the three months ended March 31, 2023[5]	For the three months ended March 31, 2024[5]	Last twelve months March 2024 (LTM Q1 2024)[3]	Last twelve months March 2024 (LTM Q1 2024)
Net income from continuing operations	$63.8	$3.2	$18.7	$79.3	$92.8	$(6.1)	$33.5	$132.4	$211.7
Interest expense, net	71.4	18.2	10.0	63.2	288.1	72.5	79.9	295.5	358.7
Income tax expense	27.0	0.3	9.5	36.2	25.1	(2.8)	11.4	39.3	75.5
Depreciation and amortization	193.3	47.1	48.2	194.4	305.7	61.7	75.2	319.2	513.6
EBITDA	$355.5	$68.8	$86.4	$373.1	$711.7	$125.3	$200.0	$786.4	$1,159.5
Acquisition and integration costs	9.5	1.7	5.3	13.1	22.0	6.4	1.7	17.3	30.4
Share-based compensation costs	14.1	2.0	3.0	15.1	1.3	0.3	0.3	1.3	16.4
COVID-19 costs	-	-	-	-	-	-	-	-	-
Foreign exchange and other losses (gains), net	5.7	(0.2)	(1.9)	4.0	-	-	-	-	4.0
Loss on disposal of property, plant and equipment, net	9.1	1.3	1.5	9.3	11.4	-	1.5	12.9	22.2
Loss on extinguishment of long-term debt	-	-	-	-	-	-	-	-	-
Gain on sale of property	(21.0)	-	(0.5)	(21.5)	-	-	-	-	(21.5)
Other adjustments, net	7.8	2.0	0.1	5.9	37.2	12.6	14.1	38.7	44.6
Adjusted EBITDA	$380.7	$75.6	$93.9	$399.0	$783.6	$144.6	$217.6	$856.6	$1,255.6

								Run-Rate Synergies[6]	$200.0
								Business Optimization[6]	$20.0
								Combined Adjusted EBITDA	$1,475.6

								Combined Net Revenue	$6,523.7
								Combined Adjusted EBITDA Margin	23%

1 Primo Water Corporation 2023 Form 10-K filed February 28, 2024.
2 Primo Water Corporation Q1 2024 Form 10-Q filed May 9, 2024.
3 LTM calculated as FY 2023 less Q1 2023 plus Q1 2024.
4 Amounts used to calculate EBITDA obtained from the Triton Water Holdings, Inc. Consolidated Financial Statements as of and for the years ended December 31, 2023 and 2022 and periods from February 3, 2021 through December 31, 2021 and January 1, 2021 through March 31, 2021. Addback amounts obtained from Triton Water Holdings, Inc. company information.
5 Amounts used to calculate EBITDA obtained from the Triton Water Holdings, Inc. Condensed Consolidated Financial Statements for the three months ended March 31, 2024 and 2023. Addback amounts obtained from Triton Water Holdings, Inc. company information.
6 Company estimates.

Press Release
Supplementary Information – Non-GAAP – 2021 Combined Adj. EBITDA
(in millions of U.S. dollars)
Unaudited

	Primo Water Corporation	Triton Water Holdings, Inc.	Combined
	For the fiscal year ended December 2021[1],2
Net income from continuing operations	$4.9	$(309.7)	$(304.8)
Interest expense, net	68.3	125.5	193.8
Income tax expense	7.7	(92.6)	(84.9)
Depreciation and amortization	160.2	438.5	598.7
EBITDA	$241.1	$161.7	$402.8
Acquisition and integration costs	9.1	141.4	150.5
Share-based compensation costs	15.5	-	15.5
COVID-19 costs	2.0	11.7	13.7
Foreign exchange and other (gains), net	(0.5)	-	(0.5)
Loss on disposal of property, plant and equipment, net	9.1	-	9.1
Loss on extinguishment of long-term debt	27.2	-	27.2
Gain on sale of property	-	-	-
Other adjustments, net	0.8	215.7	216.5
Adjusted EBITDA	$304.3	$530.5	$834.8

LTM Q1 2024 Adjusted EBITDA	$399.0	$856.6
2021 – LTM Q1’24 Compound Annual Growth Rate	13%	24%

1 Primo Water Corporation 2023 Form 10-K filed February 28, 2024.
2 Amounts used to calculate EBITDA obtained from the Triton Water Holdings, Inc. Consolidated Financial Statements as of and for the years ended December 31, 2023 and 2022 and periods from February 3, 2021 through December 31, 2021 and January 1, 2021 through March 31, 2021. Addback amounts obtained from Triton Water Holdings, Inc. company information.

Press Release
Supplementary Information – Non-GAAP – LTM Combined Adj. Free Cash Flow
(in millions of U.S. dollars)
Unaudited

	Primo Water Corporation				Triton Water Holdings, Inc.				Combined
	For the fiscal year ended December 30, 2023[1]	For the three months ended April 1, 2023[2]	For the three months ended March 30, 2024[2]	Last twelve months March 2024 (LTM Q1 2024)[3]	For the year ended December 31, 2023[4]	For the three months ended March 31, 2023[5]	For the three months ended March 31, 2024[5]	Last twelve months March 2024 (LTM Q1 2024)[3]	Last twelve months March 2024 (LTM Q1 2024)
Net cash provided by operating activities from continuing operations	$289.2	$30.3	$63.4	$322.3	$320.9	$(56.4)	$6.0	$383.3	$705.6
Less: Additions to property, plant, and equipment	(139.2)	(42.2)	(37.6)	(134.6)	(203.6)	(40.4)	(23.5)	(186.7)	(321.3)
Less: Additions to intangible assets	(8.5)	(2.0)	(2.3)	(8.8)	(14.1)	(4.4)	(21.2)	(30.9)	(39.7)
Free Cash Flow	$141.5	$(13.9)	$23.5	$178.9	$103.2	$(101.2)	$(38.7)	$165.7	$344.6
Acquisition and integration cash costs	7.0	2.5	2.4	6.9	22.0	6.4	1.7	17.3	24.2
Cash taxes paid for property sales	5.9	-	-	5.9	-	-	-	-	5.9
Cash costs related to additions to property, plant and equipment for integration of acquired entities	0.3	-	0.4	0.7	-	-	-	-	0.7
Management Fees	-	-	-	-	17.8	3.9	9.3	23.2	23.2
Tariffs refunds related to property, plant, and equipment	3.1	0.4	2.1	4.8	-	-	-	-	4.8
Adjusted Free Cash Flow	$157.8	$(11.0)	$28.4	$197.2	$143.0	$(90.9)	$(27.7)	$206.2	$403.4

								Run-Rate Synergies[6]	$148.8
								Business Optimization[6]	$14.9
								Adjusted Free Cash Flow	$567.1

1 Primo Water Corporation Form 8-K filed February 22, 2024.
2 Primo Water Corporation Form 8-K filed May 9, 2024.
3 LTM calculated as FY 2023 less Q1 2023 plus Q1 2024.
4 Amounts used to calculate Free Cash Flow obtained from the Triton Water Holdings, Inc. Consolidated Financial Statements as of and for the years ended December 31, 2023 and 2022 and periods from February 3, 2021 through December 31, 2021 and January 1, 2021 through March 31, 2021. Addback amounts obtained from Triton Water Holdings, Inc. company information.
5 Amounts used to calculate Free Cash Flow obtained from the Triton Water Holdings, Inc. Condensed Consolidated Financial Statements for the three months ended March 31, 2024 and 2023. Addback amounts obtained from Triton Water Holdings, Inc. company information.
6 Company estimates. Tax-effected at 25.6%.